Exhibit 10.31

2005 Motorola Incentive Plan

as amended through May 2, 2005

Overview
The 2005 Motorola Incentive Plan (the “Plan”) has been established to retain employees through competitive rewards, attract premier talent, align individual efforts with business goals, and reward employees for strong business performance. The Plan is based on successive calendar-year performance periods commencing 1 January 2005 (each a “Plan Year”). The Plan is being implemented pursuant to the terms and conditions of the Omnibus Incentive Plan of 2003 (“Omnibus Plan”).

Eligibility
To be eligible to participate in this Plan, an employee must be:

•	A full-time or part-time Motorola employee;

•	In a Participating Organization and on the payroll of a Participating Country;

•	Not a participant in any other annual group incentive or bonus plan (e.g., sales commission plans, etc.); and

•	One of the following must also apply:

•	Active on a Motorola payroll as of the end of the Plan Year (countries may establish more restrictive eligibility requirements for terminating employees);

•	On an approved leave of absence as of the end of the Plan Year, which leave carries a right to return to work at the end of the leave (“Leave of Absence”);

•	Retired from Motorola during the Plan Year while actively employed or from a Leave of Absence; or

•	Deceased during the Plan Year while actively employed or on a Leave of Absence.

Award Calculation
Awards will be calculated and paid after the close of each Plan Year on which the awards are based. The award amount will be based on Eligible Earnings, the Target Award %, and the Business and Individual Performance Factors, as follows:

	Business	Individual
Award = Eligible Earnings x Target Award % x	Performance x	Performance
	Factor	Factor

Eligible Earnings is defined below. Target Award %’s, Business Performance Factors and Individual Performance Factors for each Plan Year shall be determined by the Compensation and Leadership Committee of the Board of Directors (the “Compensation Committee”). Business Performance Factors shall be based on Operating Earnings, Operating Cash Flow, Revenue Growth, Quality and such other factors as may be determined by the Compensation Committee. Business Performance Factors for Motorola elected officers shall be based solely on the performance of Motorola, Inc.

Payout Process
•	All earned awards will be paid in cash. Payment will be made as soon as administratively practicable following the close of a Plan Year.

•	A participant shall have no right to any award until that award is paid.

•	If the Compensation Committee determines, in its sole discretion, that a participant has engaged in any activity at any time, prior to the payment of an award, that the committee determined was, is or will be harmful to the Company, the participant will forfeit any unpaid award.

Administration
•	The Compensation Committee has the responsibility for this Plan and may delegate to the MIP Plan Committee (the “MIP Committee”) the authority to manage, administer and interpret the terms of the Plan and such other responsibilities specifically delegated to the MIP Committee by the Compensation Committee . Unless otherwise determined, the MIP Committee will consist of the Senior Human Resources Officer, a senior Compensation Officer, and a senior Finance Officer.

•	Any claims for payments under the Plan or any other matter relating to the Plan must be presented in writing to the MIP Committee within 60 days after the event that is the subject of the claim. The MIP Committee will then provide a response within 60 days, which response shall be final and binding.

2005 Motorola Incentive Plan

General Provisions
•	Awards are subject to all applicable withholding taxes and other required deductions.

•	The Plan will not be available to employees subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the MIP Committee.

•	This Plan does not constitute a guarantee of employment nor does it restrict Motorola’s rights to terminate employment at any time or for any reason.

•	The Plan and any individual award is offered as a gratuitous award at the sole discretion of Motorola. The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict Motorola’s rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

•	Except as explicitly provided by law, the awards shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Awards are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

•	Except as explicitly provided by law, this Plan is provided at Motorola’s sole discretion and Motorola may modify or terminate it at any time, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

•	The Plan shall not be funded in any way. Motorola shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards. To the extent any person acquires a right to receive payment under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.

•	Since employee retention is an important objective of this Plan and awards do not bear a precise arithmetic relationship to time worked within the calendar year or length of service with Motorola, employees who separate from employment (payroll) prior to the end of the Plan Year other than death or retirement shall not receive a pro rata award.

•	In the event an employee remains on payroll as an active employee at the end of a plan year, but is not actually working, whether or not on a Leave of Absence, the employee will be entitled to a pro rata award based on the number of completed months within the plan year in which the participant was actually working, provided that the employee is otherwise eligible for an award. In the event an employee retires from Motorola during the plan year, but is not actually working for a period preceding the retirement date, whether or not on a Leave of Absence, the employee will be entitled to a pro rata award based on the number of completed months within the plan year in which the participant was actually working, provided that the employee is otherwise eligible for an award.

•	The award for an employee who has died prior to the end of the Plan Year while actively employed or on a Leave of Absence will be paid to the decedent’s estate. The award for an employee who died during the plan year will be pro-rated based on the number of completed months of active employment during the plan year.

•	Awards for transferred, promoted or demoted employees will be calculated using the:

•	Target Award % applicable to the employee’s country and grade at the end of the Plan Year

•	Business Performance Factor prorated for the portion of the year the participant was in different Participating Organizations during the Plan Year.

•	Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Definitions
Eligible Earnings: The MIP Committee will determine Eligible Earnings for each country, consistent with their respective legal and practical requirements. The MIP Committee may determine inclusions and exclusions from Eligible Earnings as it deems appropriate and may vary its determinations by country.

Employee: a person in an employee-employer relationship with the Company whose base wage or base salary is processed for payment by the Company’s Payroll Department(s) and not by any other department of the Company (or by any other company). Does not include:

•	Any independent contractor, consultant, or individual performing services for the Company who has entered into an independent contractor or consultant agreement;

•	Any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for services;

2005 Motorola Incentive Plan

•	Any person classified by the Company as a temporary or contract labor (such as black badges, brown badges, contractors, contract employees, job shoppers) regardless of the length of service; and

•	Any “leased employee” as defined in Section 414(n) of the U.S. Internal Revenue Code of 1986, as amended.

Retired: This Plan utilizes the definition of “retiree” that appears in the primary retirement plan covering the employee.

Operating Earnings: calculated according to GAAP, excluding one-time events called out in earnings releases, such as restructuring activities and sales of marketable securities.

Operating Cash Flow: calculated according to GAAP, excluding gains on sales of investments and securities.

Revenue Growth: calculated as the year-over-year percentage increase in net sales after discounts according to GAAP, adjusted for the impact of mergers, acquisitions, and divestitures in excess of $50 million.

Quality: combination of measures of customer satisfaction, reliability, and cost of poor quality, as defined by Motorola senior leaders.

If a term is used in the Plan, but not defined, it has the meaning given such term in the Omnibus Plan.

Applicable Law
To the extent not preempted by federal law, or otherwise provided by local law, the Plan will be construed in accordance with, and governed by, the laws of the state of Illinois without giving effect to the principles of conflicts of laws.

2005 Motorola Incentive Plan